Report of Independent Registered Public Accounting Firm



Audit Committee and Board of Directors
UMB Scout Stock Fund, Inc. (Stock and Stock Select portfolios)
UMB Scout Funds (comprising the four series, Equity Index Fund,
Technology Fund,
    Small Cap Fund and Energy Fund)
UMB Scout Worldwide Fund, Inc. (Worldwide and Worldwide
Select portfolios)
UMB Scout Balanced Fund, Inc.
UMB Scout Bond Fund, Inc.
UMB Scout Kansas Tax-Exempt Bond Fund, Inc.
UMB Scout Money Market Fund, Inc. (Federal and Prime portfolios)
UMB Scout Tax-Free Money Market Fund, Inc.
Kansas City, Missouri


In planning and performing our audits of the financial statements of the UMB Scout Stock Fund, Inc. (Stock and Stock Select portfolios), UMB
Scout Funds (comprising the four series, Equity Index Fund, Technology Fund, Small Cap Fund and Energy Fund), UMB Scout Worldwide Fund,
Inc. (Worldwide and Worldwide Select portfolios), UMB Scout
Balanced Fund, Inc., UMB Scout Bond Fund, Inc., UMB Scout Kansas Tax-Exempt Bond Fund, Inc., UMB Scout Money Market Fund, Inc.
(Federal and Prime portfolios), and UMB Scout Tax-Free Money Market
Fund, Inc. (the Funds), as of and for the year ended June 30, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June
30, 2004.

This report is intended solely for the information and use of management, the Board of Directors, and the Securities and Exchange Commission and is not intended to be, and should not be, used by anyone other than these specified parties.
		/s/  BKD, LLP
Houston, Texas
July 15, 2004